ANNUAL STATEMENT AS TO COMPLIANCE

OFFICER'S CERTIFICATE

RE: J.P. Morgan Chase Commercial Mortgage Securities Corp.,

Commercial Mortgage Pass-Through Certificates, Series 2003-LN1

In accordance with section 3.13 of the Pooling and Servicing Agreement, (the "Agreement") dated September 30, 2003 by and between J.P. Morgan Chase Commercial Mortgage Securities Corp., (as "Depositor"). Wells Fargo Bank National Association, (as "Servicer"), ARCap Servicing, Inc., (as "Special Servicer"), U.S. Bank National Association, (as "Trustee") and LaSalle Bank National Association, (as "Paying Agent"), as authorized officer of the Servicer I certify that (i) a review of the activities of the Servicer during the preceding calendar year and of its performance under this Agreement has been made under such officer's supervision, (ii) to the best of such officer's knowledge, based on such review, the Servicer has fulfilled in all material respects its obligations under this Agreement throughout such year and (iii) the Servicer has received no notice regarding the qualification, or challenging the status of the Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC from the Internal Revenue Service or any other governmental agency or body.

David Huebner

David Huebner

Vice President

Wells Fargo Bank National Association

Commercial Mortgage Servicing

ACI2004- 554